Exhibit 10.2

                         AGREEMENT BETWEEN EPIGEN, INC.
                                AND VACOLD, LLC.


     Epigen, Inc, a Delaware Corporation with an office at North Tower Hill Road, PO Box L, Milbrook, NY 12545 ("Epigen"), is engaged in the development and commercialization of products for the diagnosis of cancer. Epigen desires to obtain an IgG antibody with similar antigen binding and diagnostic potential as its AE3 antibody.

     Vacold, LLC, a New York limited liability company with an office at 360 Lexington Avenue, 21st Floor, New York, NY 10017 ("Vacold"), a wholly owned subsidiary of Immunotherapy, Inc., a Delaware Corporation with offices at 360 Lexington Avenue, 21st Floor, New York, NY 10017, believes it has the capability, directly or indirectly, to develop such an antibody (such IgG, when, as and if developed by Vacold, being hereinafter referred to as the "AE-IgG").

     Epigen desires to have Vacold, as soon as possible, devote its efforts to developing the AE-IgG.

     In consideration of the premises, and the mutual agreements hereinafter set forth, the parties hereto agree as follows:

1. Epigen represents that it is a Delaware corporation in good standing in such state and that it has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, and this Agreement has been duly authorized by all appropriate Corporate action. Execution or performance of this Agreement will not result in a breach or default under any of the contractual obligations, bylaws, or certificate of incorporation of Epigen. This Agreement, when executed by Epigen, shall constitute the valid and binding obligation of Epigen, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and other laws affecting creditors' rights generally. The shares of Epigen stock issued to Vacold pursuant to Paragraph 6 of this Agreement will be validly issued, fully paid, and non-assessable.

2. Vacold represents that it is a New York limited liability company in good standing in such state and that it has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, and this Agreement has been duly authorized by all appropriate Corporate action. Execution or performance of this Agreement will not result in a breach or default under any of the contractual obligations, bylaws, or certificate of incorporation of Vacold. This Agreement, when executed by Vacold, shall constitute the valid and binding obligation of Vacold, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and other laws affecting creditors' rights generally.

3. At the closing of this Agreement Epigen will deliver to Vacold the certified minutes of its Board of directors and Vacold will deliver to Epigen the Written Consent of Manager in Lieu of Meeting, duly authorizing the respective parties to enter into and execute this Agreement.

4. Epigen shall deliver to Vacold; (i) purified epiglycanin; (ii) AE3 anti-idiotypic and anti anti-idiotypic antibody; and (iii) AE3 antibody to enable Vacold to conduct or cause to be conducted research to develop the AE-IgG. The transfer of the foregoing items is subject to the Materials Transfer Agreement between the parties attached hereto.

5. Vacold's affiliate, Immunotherapy, Inc., has since January 1999 engaged in research to develop the AE-IgG (the "Research"), as outlined in the research plan attached hereto (titled "Generation of IgG monoclonal antibody against the AE3 cancer-specific epitope in epiglycanin"), and will devote itself to such research through May 1999.

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Page 1 of 2

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6.   Upon the  execution  of this  agreement,  Epigen  will issue to Vacold that number of shares of Epigen Common Stock, $.001 par value per share, which, upon issuance and delivery, shall be duly authorized, fully paid and non-assessable, and shall represent six percent (6%) of the fully diluted capital stock of Epigen as of March 31, 1999. Vacold shall have the right to receive from Epigen, upon reasonable request by Vacold, information such as a Director of Epigen would be entitled to receive, including but not limited to minutes of all meetings of the board of directors of Epigen (hereinafter "Information Rights"). Vacold shall be subject to the same confidentiality requirements with respect to such information as directors of Epigen. The Information Rights shall expire upon the occurrence of either one of the following events: (i) relisting on NASDAQ, or (ii) an
     investment  in  Epigen  of  not  less  than  three  million  U.S.   dollars
     ($3,000,000) where one of the participants is a financial institution which places a director on the Board of Directors of Epigen.

7. Promptly following the execution of this Agreement, Vacold and Epigen will negotiate and enter into a royalty agreement (the "Royalty Agreement") providing for, among other things:

     a) the transfer to Epigen of any patent or patent rights resulting from the Research. Epigen shall file, maintain and prosecute at its expense all patent applications and patents resulting from the Research. In absence of a patent, Vacold will transfer all ownership underlying the technology (i.e., antibodies) and patent rights;

     b) payment by Epigen to Vacold, its successors and assigns, of a perpetual three percent (3%) royalty to Vacold on net end-product sales by Epigen of products which incorporate the AE-IgG developed by Vacold (the "Royalty"). The Royalty to increase to seven percent (7%) in the event that any proceeding in bankruptcy, assignment for the benefit of creditors, or similar insolvency proceeding is commenced by or against Epigen, and such proceedings are not discontinued within sixty (60) days (hereinafter "Insolvency").

     c) a perpetual payment by Epigen to Vacold, its successors and assigns, of three percent (3%) of all royalties and all other payments received by Epigen from its sublicensees, distributors, partners, joint venturers or others receiving rights to manufacture, use and/or sell the AE-IgG, such payment to increase to seven percent (7%) in the event of an Insolvency;

     d) any person who shall be a licensee of Epigen shall agree in writing to be bound and abide by all of the terms and provisions of the Royalty Agreement and must promptly provide Vacold with a true copy of such license and written agreement to be so bound;

     e)   other provisions customarily found in such royalty agreements.


IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the 31st day of March, 1999.

EPIGEN, INC.                           VACOLD, LLC

By:    /s/:  Donald C. Fresne          By:     /s/:  David Dove
       -------------------------               --------------------------
Name:  Donald C. Fresne                Name:   David Dove
       -------------------------               --------------------------
Title: Chairman &  CEO                 Title:  President
       -------------------------               --------------------------

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GENERATION OF IgG MONOCLONAL ANTIBODY AGAINST THE AE3 CANCER-SPECIFIC EPITOPE IN
EPIGLYCANIN

Day  1-        Immunize C57B1/6,  C3HeJ and DBA/2 mice with  epiglycanin
               (native  and  modified  with  PDC) or with AE3  anti-idiotypic antibody.
Day 21-        Boost
Day 24-        Perform B cell fusion
Day 38-        Screen all hybridomas for IgG and select positive clones
Day 48-        Screen IgG positive hybridomas for specificity to epiglycanin
Day 58-        Identify IgG positive  hybridoma reactive with AE3 epitope
               (perform inhibition assay with AE3 moab)
Day 68-        Expand positive hybridomas
Day 78-        Induce ascites to generate  large amounts of specific IgG moabs
Day 85-        Purify IgG moabs
Day 90-        Aliquot and cryopreserve IgG moabs
Day 90-120     Establish a capture assay using IGG and lectin
               Perform Recovery  Studies

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

                                   VACOLD, LLC
                                       and
                                  EPIGEN, INC.

                     BIOLOGICAL MATERIAL TRANSFER AGREEMENT

          WHEREAS, Epigen, Inc., a Delaware corporation with offices at North Tower Hill Road, PO Box L, Millbrook, NY 12545 ("Epigen") possesses certain biological material consisting of purified epiglycanin, AE3 antibody, and AE3 anti idiotypic antibody, (hereinafter referred to as "Biological Material") and related confidential information (hereinafter "Information") and,

          WHEREAS, Vacold, LLC, a Delaware corporation with offices at 360 Lexington Avenue, 21st Floor, New York, NY 10017 (hereinafter "Vacold"), desires to obtain from Epigen such Biological Material and Information to be used for purposes of the research described in the letter agreement attached hereto (the "Research").

          NOW THEREOF, Epigen is willing to make available to Vacold the Biological Material and certain Information for the aforesaid purpose subject to the following terms and conditions:

1. OWNERSHIP. Epigen retains all right and title in and to the Biological Material and Information, subject to the rights of the United States government. Nothing contained within this Agreement shall restrict Epigen's rights to use or distribute the Biological Material and Information to other commercial or noncommercial entities.

2. USE. Vacold agrees that the Biological Material and Information shall be used only by Vacold and only for purposes of the Research, and shall not be used in humans.

3. DISTRIBUTION AND CONTROL. Vacold agrees not to transfer or disclose the Biological Material and Information to any third party without the prior permission of Epigen. In addition, Vacold shall obtain acceptance of the terms of this Agreement of all persons who have access to the Biological Material and Information.

4. CONFIDENTIALITY. Vacold agrees to use the Biological Material only in connection with the Research and to hold the Information in confidence and not transfer in any manner the Biological Material or disclose the Information received from Epigen under this Agreement, except that Information may be disclosed which: i) was in Vacold's possession or control prior to the date of disclosure by Epigen; ii) was in the public domain or enters into the public domain through no improper act on Vacold's part or on the part of any of Vacold's employees; or iii) rightfully given to Vacold from sources independent of Epigen.

5. GOVERNING LAW. The terms and provision of this Agreement and any dispute or controversy arising hereunder shall be governed by the laws of the State of New York applicable to contract made and to be performed therein, without giving effect to the principles of conflicts of laws thereof. Any dispute or controversy arising out of this Agreement shall be submitted to binding arbitration to be held in the City of New York in accordance with the rules of the American Arbitration Association then in effect.

6.       COUNTERPARTS.   This  Agreement  may  be  executed  in  any  number  of
         counterparts, each of which shall be deemed to be an original, and such counterparts together shall constitute on agreement.

          IN WITNESS WHEREOF, Epigen and Vacold have caused this Agreement to be executed by their respective duly authorized officers. This agreement shall be effective as of the date last set forth below.

VACOLD, LLC                            EPIGEN, INC.

By:  /s/:  David Dove, MD              By:  /s/:  Donald C. Fresne
     -----------------------------          -----------------------------
     David Dove, M.D.                       Donald C. Fresne
                                            Chairman of the Board and CEO

Date:  May 26, 1999                    Date:  February 9, 1999

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